Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

goodee@3dsystems.com

3D Systems Announces Improved Operating Results in Second Quarter

and First Six Months of 2004

VALENCIA, California, August 4, 2004 - 3D Systems Corporation (Nasdaq: TDSC) announced today improved operating results for its second quarter and six months ended June 30, 2004.

The company reported higher revenue, an improved gross profit margin and lower operating expenses for the second quarter and first six months of 2004.  The company also reported a modest operating profit for the second quarter of 2004 and a sharply reduced operating loss for the six-month period compared to the corresponding 2003 periods.

Aided by sales of new products, revenues increased 3.8% to $27.9 million in the second quarter of 2004 from $26.9 million in the second quarter of 2003.  Revenues for the first half of 2004 increased 15.1% to $57.4 million from $49.9 million last year, representing the highest first-half revenues in the company’s history.  Foreign exchange translation effects added $0.9 million and $2.8 million to revenue in the second quarter and first half, respectively.

The relatively slower rate of growth in revenue for the second quarter compared to the first six months of 2004 arose from a decline in systems revenue in the second quarter that partially offset higher revenue in the quarter from materials and services.  Systems revenue increased 14.3% during the first half of 2004 despite a 12.6% decline during the second quarter that arose from lower unit sales for mature systems, which partially offset stronger performance by these systems in the first quarter of 2004.

Increases in new product revenue, led by unit sales of the company’s new InVision™ 3-D printers and recently introduced materials, contributed $2.6 million to product revenues during the second quarter, partially offsetting the decline from mature systems discussed above.   New product sales contributed $4.5 million to revenue in the first six months of the year.

Materials revenue increased 10.7% and 13.7%, and service revenue increased 16.0% and 17.1%, in the second quarter and first half, respectively.

“Despite the decline in sales of mature systems, the InVision™ 3-D printer showed encouraging sales results,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “In the second quarter of 2004, as part of our disciplined strategy to improve operating results over time, we ceased offering customers large quarter-end discounts to promote the sale of mature systems.  In the absence of this change, systems’ revenues likely would have been higher in this year’s second quarter compared to the second quarter of 2003.  While the implementation of this strategy adversely impacted revenue in the quarter, it contributed to our higher gross profit margin in the 2004 periods.  While this change in marketing approach might continue to adversely impact systems revenue in future quarters, we believe that it will ultimately prove to be beneficial by reducing the proportion of the company’s system sales that are made in the last month of each quarter and by improving gross profit margins.”

Gross profit and gross profit margin improved in both the second quarter and first six months of 2004 compared to the 2003 periods.  Gross profit increased to $12.3 million, or 44.1% of revenue for the 2004 quarter from $10.7 million or 39.8% of revenue for the second quarter of 2003.  For the six-month period, gross profit increased to $24.3 million or 42.4% of revenue from $18.1 million or 36.3% of revenue for the first six months of 2003.

The 6.1 percentage point increase in gross profit margin for the first six months of 2004 resulted from improved profit margins for both products and services.  Service margins benefited globally from lower warranty costs and greater performance efficiencies while product margin increases were slightly offset with production ramp-up costs associated with new products.  Foreign currency translation had a $0.4 million favorable effect on gross profit margin in the second quarter and a $1.2 million favorable effect in the first six months.

Operating expenses also declined in the second quarter and first six-months of 2004 compared to the 2003 periods.  For the second quarter, operating expenses declined by 11.4% to $12.2 million from $13.7 million last year, and for the six-month period, operating expenses declined by 8.8% to $25.4 million from $27.9 million for the first half of 2003.

The declines in operating expenses in the 2004 periods arose primarily from lower legal fees in the second quarter; lower expenses for the company’s medical benefit program, including in the second quarter the reversal of $0.4 million in reserves for future claims under its previously self-insured medical program; lower depreciation and amortization expense and lower accounting and professional fees.  Foreign currency translation had the effect of increasing operating expenses by $0.2 million in the second quarter and by $0.7 million in the first six months of 2004.

Net loss available to common stockholders narrowed to $1.2 million in the second quarter of 2004 from $5.0 million in the second quarter of 2003.  For the first six months of 2004, net loss available to common stockholders narrowed to $3.8 million from $19.9 million in the first half of 2003.

The first-half loss in 2003 included the $7.0 million cumulative effect of the two previously disclosed changes in accounting principles that the company adopted at the end of 2003. As a result of the adoption of those two changes in accounting principles, the company restated its operating results for the second quarter and first six months of 2003.  This restatement had the effect of increasing cost of sales by $0.1 million in the second quarter and $0.2 million in the first six months of 2003 and of increasing selling, general and administrative expenses by $1.2 million in the second quarter and $2.1 million in the second half of 2003, with corresponding increases in the company’s loss in each 2003 period.

“We believe that the improved operating results thus far in 2004 validate the soundness of concentrating on creating value for our customers,” said Reichental.   “Dozens of company-wide initiatives that we are pursuing under our strategic roadmap are focused on new product and new service offerings, improved customer service and operational excellence.  While we expect the implementation during the next several months of our recently announced outsourcing of system-assembly operations, which is one such initiative, to slow down further improvement in our operating results in the short term, we expect to see noticeable improvements in 2005 in profit margins, cash flow and reduced inventory investment.”

Unrestricted cash at the end of the second quarter of 2004 was $20.0 million, a decline of $2.9 million during the quarter.  Some $3.2 million of cash was used during the quarter to fund higher inventory levels, primarily in connection with the timing of the commercialization of the InVision™ HR 3-D printer and the Sinterstation® HiQ™ SLS® systems that the company introduced late in the second quarter and early in the third quarter of 2004.

“We expect this increase in inventory to be reversed by sales of these two new systems in the third quarter,” added Reichental.  “The reversal of this temporary increase in inventory should be further bolstered later this year and early in 2005 by cash provided from inventory reductions associated with the outsourcing of the assembly of our systems.  While we do not currently expect to make any borrowings under it, our recently concluded $15 million revolving credit agreement provides additional liquidity.

“The new management team that we started assembling nine months ago, which is enhanced with the recent addition of Assad Ansari as vice president of engineering, is gratified with the progress we have made thus far.  We are energetically continuing to put in place and to execute on the building blocks needed to close the gap between the company’s performance and our goals.  We believe that our leading industry position and technology, our healthy pipeline of new growth opportunities and our clear priorities will produce measurable value for our customers, stockholders and employees.  We also recognize that much more work needs to be done to rebuild the company’s product lines, reduce expenses and restore the company to profitability,” concluded Reichental.

3D Systems will discuss its operating results for the second quarter and first half of 2004 on a conference call and audio webcast to be held at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) today.  Details are set forth below.

Second-quarter business highlights:

•                  Announced a worldwide non-exclusive distribution agreement with DSM Desotech to distribute Somos® stereolithography resins.

•                  Signed a new two-year secured revolving credit agreement with Silicon Valley Bank.  The credit agreement provides up to $15 million of borrowings and includes letter of credit and foreign exchange facilities.

•                  Commenced in June 2004 selling the InVision™ HR 3-D printer, a new model of 3-D printer, that has a high-resolution capability that enables jewelry, dental, medical implant and precision alloy manufacturers to produce fine-feature, highly detailed parts in a day.

•                  Announced the availability of a suite of new products including: LS 3.3 software for the SLS® system, the InVision™ Finisher for the InVision™ 3-D printer and the ProClean™ SL part washer for stereolithography parts.

•                  Announced, in July 2004, and began selling a new manufacturing-capable selective laser sintering system, the new Sinterstation® HiQ™ SLS® systems.

•                  Announced, in July 2004, and began selling a new engineered nano-composite resin for the SLA® systems, Bluestone™ SL material.

3D Systems’ complete suite of customer solutions includes:

•                  Multi-Jet Modeling technology (“MJM”), or 3-D printing, uses hot-melt jetting technology to print three-dimensional physical parts by accumulating proprietary solid imaging materials (“SIMs”) in successive layers. MJM technology is the basis of our affordable three-dimensional solutions for printing any three-dimensional part from digital data.

•                  Stereolithography or SLA® systems use a laser to convert photosensitive resins into solid cross-sections, layer by layer, until the desired objects are complete. SLA® systems are capable of making multiple parts at the same time and are designed to produce prototype or end use parts that have a wide range of sizes and shapes.

•                  Selective Laser Sintering or SLS® systems use heat from a laser to melt and fuse, or sinter, powdered materials into solid cross-sections, layer-by-layer, until the desired parts are complete.  SLS® systems can create parts from a variety of plastic and metal powders and are capable of processing multiple parts within the same build cycle.

•                  Materials.  We blend, market and distribute materials under a variety of brand names that we sell for use in all of our solid imaging systems. These families of engineered products are designed for use with our systems and processes to produce high-quality models, prototypes and parts.  We market our stereolithography products under the Accura® brand, selective laser sintering products under the DuraForm®, LaserForm™ and CastForm™ brands, and multi-jet modeling products under the ThermoJet® and VisiJet® brands.  We also distribute Somos® resins and Dreve hearing aid resins for the SLA® systems.

•                  Software. We provide our customers proprietary part-preparation software for personal computers and engineering workstations.  Our proprietary software package generates the information to be used by the SLS® and SLA® systems or MJM system to create the solid images.  In addition, we team up with other software companies, where appropriate, to develop complementary software for our systems.

•                  Services.  We provide a comprehensive suite of services and field support to our customers ranging from applications development to installation, warranty and maintenance services.

Broad Applications and End-Uses:

•                  Concept modeling, three-dimensional printing:  Solid imaging solutions are used for concept-modeling and three-dimensional printing applications, to produce three-dimensional shapes, primarily for visualizing and communicating mechanical design applications, as well as for other applications including supply-chain management, architecture, art, surgical medicine, marketing and entertainment.

•                  Rapid prototyping:  Solid imaging solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•                  Instant manufacturing:  Solid imaging solutions are used for instant manufacturing applications to manufacture end-use parts directly from a digital image.  Our instant manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant flexibility and mass customization capabilities.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its first- quarter 2004 financial results today at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time).

•                  To access the Conference Call, dial 877/791-4796 (or 706/679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days.  To access the recording, dial 800/642-1687 (or 706/645-9291 from outside the United States) and enter 8772099, the conference call ID number.

•                  To access the audio webcast, log onto 3D Systems’ website at www.3dsystems.com.   The link to the webcast is provided on the home page of the website.   To ensure timely participation and technical capability, we recommend logging on a few minuets prior to the conference call to activate your participation.  The webcast will be available for replay at: http://www.3dsystems.com/company/investor/index.asp

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the company’s beliefs and expectations as to future events and trends affecting the company’s business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems (Nasdaq: TDSC)

Founded in 1986, 3D Systems, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

The 3D logo, 3D Systems, SLA, SLS, DuraForm, ThermoJet and Accura are registered trademarks and SLS, InVision, Amethyst, Bluestone, LaserForm and CastForm are trademarks of 3D Systems.  “the solid imaging company” is a service mark of 3D Systems, Inc.  All other product names or services mentioned are trademarks or registered trademarks of their respective companies.

Tables Follow:

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2004 and June 27, 2003

(in thousands, except per share amounts)

UNAUDITED

	Three Months		Six Months
	June 30, 2004	June 27, 2003	June 30, 2004	June 27, 2003
		(As Restated) (1)		(As Restated) (1)
Revenue:
Products	$17,613	$18,010	$37,342	$32,746
Services	10,280	8,861	20,066	17,141
Total Revenue	27,893	26,871	57,408	49,887

Cost of Sales
Products	9,318	9,623	20,225	18,204
Services	6,272	6,547	12,846	13,569
Total Cost of Sales	15,590	16,170	33,071	31,773

Gross profit	12,303	10,701	24,337	18,114

Operating expenses:
Selling, general and administrative	9,512	11,155	20,273	22,706
Research and development	2,644	2,564	5,141	5,163
Total operating expenses	12,156	13,719	25,414	27,869

Income (loss) from operations	147	(3,018)	(1,077)	(9,755)

Interest and other expense, net	514	993	981	1,887

Loss before provision for income taxes	(367)	(4,011)	(2,058)	(11,642)
Provision for income taxes	501	815	983	1,031

Net loss before cumulative effect of changes in accounting principles	(868)	(4,826)	(3,041)	(12,673)

Cumulative effect on prior years (to December, 2002) of expensing legal fees as incurred and change in amortization method for patents and license costs	—	—	—	(7,040)

Net loss	(868)	(4,826)	(3,041)	(19,713)

Preferred stock dividend	381	198	710	198

Net loss income available to common stockholders	$(1,249)	$(5,024)	$(3,751)	$(19,911)

Shares used to calculate basic and fully diluted net loss available to common stockholders per share	13,142	12,734	13,049	12,730

Basic and diluted net loss available to common stockholders before cumulative effect of changes in accounting principles, per share	$(0.10)	$(0.39)	$(0.29)	$(1.01)
Cumulative effect on prior years (to December 31, 2002) of changes in accounting principles per share	—	—	—	(0.55)
Basic and diluted net loss available to common stockholders per share	$(0.10)	$(0.39)	$(0.29)	$(1.56)

(1)                                 The condensed consolidated statements of operations for the three months and six months ended June 27, 2003 have been restated. See Schedule 1 for a reconciliation of the restated amounts.

3D SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

As of June 30, 2004 and December 31, 2003

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$19,971	$23,954
Accounts receivable, net	18,035	22,773
Inventories, net	13,509	9,694
Prepaid expenses and other current assets	2,173	2,751
Total current assets	53,688	59,172

Property and equipment, net	10,137	11,455
Intangible assets, net	11,794	13,210
Goodwill	44,799	44,900
Restricted cash	1,200	1,200
Other assets, net	1,359	1,528
	$122,977	$131,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$175	$165
Accounts payable	7,530	7,299
Accrued liabilities	12,955	16,466
Customer deposits	709	771
Deferred revenues	14,750	15,648
Total current liabilities	36,119	40,349

Long-term debt, less current portion	3,835	3,925
Convertible subordinated debentures	32,704	32,704
Other liabilities	1,471	2,579
Total liabilities	74,129	79,557

Series B convertible redeemable preferred stock	15,199	15,210

Stockholders’ equity:
Common stock, authorized 25,000 shares, issued and outstanding 13,190 (2004) and 12,903 (2003)	13	13
Capital in excess of par value	86,928	85,588
Notes receivable from employees for purchases of stock	—	(19)
Cumulative preferred stock dividends	(1,577)	(867)
Treasury stock, at cost	(68)	(45)
Accumulated deficit in earnings	(50,483)	(47,442)
Accumulated other comprehensive loss	(1,164)	(530)
Total stockholders’ equity	33,649	36,698
	$122,977	$131,465

3D SYSTEMS CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2004 and June 27, 2003

(in thousands)

(unaudited)

	June 30, 2004	June 27, 2003
		(As Restated) (1)

Cash flows from operating activities:
Net loss	$(3,041)	$(19,713)
Adjustments to reconcile net loss to net cash used in operating activities :
Cumulative effect of changes in accounting principles	—	7,040
Depreciation and amortization	3,349	4,330
Adjustments to receivable allowance accounts	195	259
Adjustments to inventory reserve	359	568
Stock compensation expense	355	130
Stock payment of interest on officer’s note	(4)	—
Loss on property and equipment	121	316
Changes in operating assets and liabilities:
Deposits	—	—
Accounts receivable	4,251	10,329
Inventories	(4,555)	(521)
Prepaid expenses and other current assets	680	1,744
Other assets	—	435
Accounts payable	269	(4,509)
Accrued liabilities	(3,472)	(1,443)
Customer deposits	(62)	(153)
Deferred revenues	(765)	(1,660)
Other liabilities	(850)	(187)
Net cash used in operating activities	(3,170)	(3,035)

Cash used in investing activities:
Purchase of property and equipment	(283)	(397)
Additions to licenses and patents	(190)	(731)
Software development costs	(54)	—
Net cash used for investing activities	(527)	(1,128)

Cash provided by financing activities:
Exercise of stock options and purchase plan	1,442	40
Proceeds from private placement of preferred stock	—	15,158
Net Borrowings/(Repayments) under line of credit	—	6,100
Repayment of long-term debt	(80)	(10,425)
Payment of preferred stock dividends	(632)	—
Stock registration costs	(388)	—
Payments under obligation with former RPC stockholders	(217)	—
Payment of accrued liquidated damages	(100)	—
Net cash provided by financing activities	25	10,873
Effect of exchange rate changes on cash	(311)	(4)
Net (decrease) increase in cash	(3,983)	6,706
Cash and cash equivalents at the beginning of the period	23,954	2,279
Cash and cash equivalents at the end of the period	$19,971	$8,985

Supplemental Cash Flow Information:
Interest payments	$1,077	$1,263
Income tax payments	1,552	794
Non-cash items:
Accrued dividends on preferred stock	710	198
Accrued liquidated damages	385	—
Issuance of stock (30 shares) as payment of accrued compensation expense	272	—
Conversion of 7 shares of convertible preferred stock	44	—
Receipt of treasury stock to settle employee note receivable	—	40
Transfer of equipment from inventory to fixed assets	753	564
Transfer of equipment to inventory from fixed assets	478	730

(1)   The condensed consolidated statement of cash flows for the six months ended June 27, 2003 has been restated. See Schedule 1 for a reconciliation of the restated amounts.

Schedule 1

At December 31, 2003, the Company changed its method of accounting for legal fees incurred in the defense of its patent and license rights and its method of amortizing one of its patent licenses. See Note 2, Changes in Accounting Principles, to the Consolidated Financial Statements for the year ended December 31, 2003. The accompanying Condensed Consolidated Statements of Operations for the three months and six months ended June 27, 2003 and the Condensed Consolidated Statement of Cash Flows for the six months ended June 27, 2003 have been restated to reflect these changes in accounting principles, applied retroactively for the period. The effect on previously reported amounts for the three months and six months ended June 27, 2003 was as follows:

	Amount as previously reported	Effect of change for expensing legal fees	Effect of change in amortization method	Amount as restated
Three months ended June 27, 2003:
Effect on condensed consolidated statement of operations:
Effect on cost of sales - products	$9,543	$—	$80	$9,623
Effect on selling, general and administrative expenses	9,719	1,185	—	10,904
Effect on loss from operations	(1,753)	(1,185)	(80)	(3,018)
Effect on net loss available to common stockholders	(3,759)	(1,185)	(80)	(5,024)
Effect on basic and diluted net loss available to common stockholders per share	(0.30)	(0.09)	—	(0.39)

Six months ended June 27, 2003:
Effect on condensed consolidated statement of operations:
Effect on cost of sales - products	$18,044	—	160	18,204
Effect on selling, general and administrative expenses	20,375	2,080	—	22,455
Effect on loss from operations	(7,515)	(2,080)	(160)	(9,755)
Cumulative effect of changes in accounting principles	—	(5,964)	(1,076)	(7,040)
Effect on net loss available to common stockholders	(10,631)	(8,044)	(1,236)	(19,911)
Effect on basic and diluted net loss available to common stockholders per share	(0.84)	(0.63)	(0.09)	(1.56)

Effect on condensed consolidated statement of cash flows:
Effect on net cash used in operations	$(535)	$(2,500)	$—	$(3,035)
Effect on net cash used in investing activities	(3,628)	2,500	—	(1,128)

There was no tax effect arising from these changes in accounting principles for the three months and six months ended June 27, 2003 as the effect of these changes was to increase the Company’s loss before provision for income taxes and the Company had fully reserved for its net deferred tax assets at that date.